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Exhibit 21.01

LIST OF SUBSIDIARIES

1)
Colorado Satellite Broadcasting, Inc., a Colorado corporation, d/b/a TEN and The Erotic Networks.

2)
MRG Entertainment, Inc., a California corporation, d/b/a Mainline Releasing and Lifestyles Entertainment.

3)
Lightning Entertainment Group, Inc., a Colorado corporation, d/b/a Lightning Media, Lightning Home Entertainment and Lightning International

4)
Breaking Point, Inc., a Colorado corporation

5)
New Frontier Technologies Corporation, a Colorado corporation

6)
Ten Sales, Inc., a Colorado corporation

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  Exhibit 21.01